Q1 Fiscal 2021 LETTER TO SHAREHOLDERS June 10, 2021

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 2 Our mission To be the most trusted and convenient destination for pet parents (and partners) everywhere.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 3 $2.14 $388 +31.7% YoY +8.7% YoY +$86.6M YoY +$73.9M YoY +340 bps YoY 27.6% $38.7million $77.4 million 3.6% 19.8 billion FINANCIAL & OPERATING DATA million Net Sales Net Sales Per Active Customer (4) Net Income (1) Adjusted EBITDA (2) Adjusted EBITDA Margin (2) +31.6% YoY Active Customers(3) Gross Margin +420 bps YoY Q1 Fiscal 2021 Highlights Q1 2020 Q1 2021 +480 bps YoY 1.8% Net Margin (1) Q120 Q121 5/2/2021 5/3/2020 % Change $ 2,135,178 $ 1,621,393 31.7% $ 38,719 $ (47,870) 180.9% 1.8% (3.0)% $ 77,354 $ 3,443 n/m 3.6% 0.2% $ 98,366 $ 20,745 n/m $ 59,484 $ (21,833) n/m 19,765 15,016 31.6% $ 388 $ 357 8.7% $ 1,480,240 $ 1,101,189 34.4% 69.3% 67.9% (1) (2) (3) (4) (5) Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures. We define active customers as customers who have ordered, and for whom an order has shipped, at least once during the preceding 364- day period. We define net sales per active customer for a given fiscal quarter as the aggregate net sales for the preceding four fiscal quarters, divided by the total number of active customers at the end of that fiscal quarter. We define Autoship customers as customers for whom an order has shipped through our Autoship subscription program during the preceding 364-day period. We define Autoship customer sales as a percentage of net sales as the Autoship customer sales in a given reporting period divided by the net sales from all orders in that period. Adjusted EBITDA (2) Adjusted EBITDA margin (2) Net cash provided by operating activities Includes share-based compensation expense, including related taxes, of $24.8 million for the thirteen weeks ended May 2, 2021 compared to $42.3 million for the thirteen weeks ended May 3, 2020. Free cash flow (2) Active customers (3) Net sales per active customer (4) Autoship customer sales (5) Autoship customer sales as a percentage of net sales (5) n/m - not meaningful (in thousands, except net sales per active customer and percentages) 13 Weeks Ended Net sales Net income (loss) (1) Net margin (1)

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 4 We are pleased to share our results for the first quarter ended May 2, 2021. We kicked off 2021 by delivering robust net sales growth, expanded gross margin, and strong adjusted EBITDA. Accelerating gains in customer share of wallet helped drive results as net sales per active customer, or NSPAC, increased $31, or 8.7 percent, year over year to $388. First-Quarter Financial Highlights: Chewy’s mission is to be the most trusted and convenient destination for pet parents (and partners) everywhere. We believe we are positively transforming the industry with a superior value proposition that keeps our customers at the center of everything we do, from our high-touch customer service, to our broad assortment of brands, to delivering on the core e-commerce tenets of speed and convenience. We are maniacally focused on providing a truly unique and personalized shopping experience that builds trust, brand loyalty, and drives repeat purchasing. • Net sales of $2.14 billion, an increase of 31.7 percent year over year • Gross margin expanded 420 basis points year over year to 27.6 percent • Net income of $38.7 million, including share-based compensation expense of $24.8 million • Adjusted EBITDA was $77.4 million and adjusted EBITDA margin improved 340 basis points to 3.6 percent Dear Shareholder,

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 5 Q1 Fiscal 2021 Business Highlights 2021 is already turning out to be an exciting and busy year for us at Chewy. Our business momentum and strong customer engagement continue and that gives us the confidence to raise our full-year 2021 guidance for net sales and adjusted EBITDA margin expansion. In addition, we are excited about our ongoing pace of innovation and new launches that are further strengthening our customer value proposition. First quarter 2021 net sales increased 31.7 percent year over year, to $2.14 billion. Continued growth in our active customer base and strength in purchasing behavior drove our topline results. While we are pleased with our net sales in the quarter, elevated out-of-stock levels were a persistent headwind throughout the quarter and reduced our first quarter net sales by an estimated $40 million. These industrywide headwinds are supply-driven and we expect them to abate in the second half of the year as additional production capacity comes online. Until then, we will keep actively managing our inventory and using our recommendation engines to help customers find attractive alternatives. EXPANDING CUSTOMER BASE AND GROWING SHARE OF WALLET ARE KEY TO OUR GROWTH Efficiently adding new customers to our platform and then growing their share of wallet remains a key part of our growth strategy. Active customers increased by 4.7 million, or 31.6 percent year over year, to end the first quarter at 19.8 million customers. New customer acquisition remains above pre-pandemic levels, and, as we anticipated, moderated from the levels we saw last year during the peak of the pandemic. Retention rates remain steady as the 2020 cohort matures into their second year on our platform. Taking a broader view, over the past two years, we have increased our active customer base by 8.4 million, or 75 percent. The practical effect of this is that the weighted average tenure in our active customer base is just under two years. In other words, our average active customer is still squarely on the left-hand side of their lifetime spending curve with us. For context, our customers historically spend over $400 with us in their second year, compared to approximately $700 in their fifth year and almost $900 in their ninth year. As such, we believe that we still have significant future share of wallet gains left to realize from a substantial component of our customer base.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 6 First quarter NSPAC increased $31, or 8.7 percent, year over year to reach $388. Compared to the fourth quarter 2020, NSPAC increased $16 sequentially, which marks the largest absolute single-quarter NSPAC increase in the company’s history. Improved discoverability and merchandising, growth in higher margin verticals, and the maturation of the record 2020 customer cohort are the primary drivers behind the acceleration in NSPAC growth. Reviewing the purchasing behavior of the first quarter 2021 customer cohort, we saw the same kind of positive engagement levels and basket size trends that we saw throughout 2020, which helped drive a 13 percent year-over-year increase in first quarter 2021 average spend per new customer. PROPRIETARY BRANDS, HARDGOODS, AND HEALTHCARE AS MARGIN DRIVERS Topline momentum translated into improved margin performance. First quarter gross margin was 27.6 percent, reflecting a 420-basis point year-over-year increase. Approximately half of the increase is the result of our efforts to improve customer engagement and drive structural growth in our hardgoods, proprietary brands, specialty, and healthcare verticals. The remainder came from normalizing freight costs against the COVID-related spike we saw last year and the muted pricing and promotional environment we experienced throughout first quarter 2021. As we executed the first quarter with rigor, we faced labor shortages in our fulfillment centers similar to those being faced by many companies nationwide. To offset these headwinds we invested in higher wages and short-term incentives, which helped overcome some of the fulfillment center staffing constraints. At the same time, we developed algorithms which enabled real-time improvements in inventory receipts and order allocation, leading to increased density in pick-and-pack across our fulfillment network. We also introduced part-time shifts to better optimize interval-level labor forecasting and provide more flexibility options to our team members. These activities helped keep operating expenses in check, and this operating discipline, when combined with our strong gross margin performance, drove meaningful improvements in flowthrough as first quarter 2021 adjusted EBITDA came in at $77.4 million and adjusted EBITDA margin increased 340 basis points to 3.6 percent year over year. INNOVATING TO BETTER SERVE OUR CUSTOMERS AND COMMUNITY In addition to these strong financial results, we are also tremendously proud of the broader transformations underway at Chewy. In 2018, we were mostly a provider of food and treats. Today, just three years later, we are delivering a multi-dimensional customer experience that spans food, treats, personalized accessories, healthcare, and most recently, services. On top of that, our pace of innovation and quality of execution has never been stronger. We are excited about the many things that are going on inside Chewy today because they represent continued progress in our effort to improve experience for our pet parents and partners and drive higher engagement with them. Additionally, they position us well to capture the large and growing opportunity ahead of us.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 7 A Fresh Idea for Pets and Pet Parents We are excited to announce our entry into the fresh and prepared pet food space with new selections from the segment’s leading brand, Freshpet, and our premium proprietary brand, Tylee’s. Our highly trained and best-in-class customer service team, coupled with our personalized search and discovery features, make Chewy the right platform to drive customer adoption in this category, given the increased level of education and awareness pet parents need when deciding among the many pet food options that are available today. In Fresh, we developed (and patented) new sustainable packaging that allows us to preserve product quality throughout the delivery process. We are currently in Beta mode and will soon launch initial distribution in three geographies covering approximately 60 percent of Chewy’s customer base, and we intend to grow both our fresh catalog and expand geographic distribution as we scale this business. We are enthusiastic about the fresh and prepared foods category and the opportunity to serve new customers and expand assortment choices for our existing ones. With this launch, Fresh joins “Connect with a Vet” and our Compounding Pharmacy on the growing list of recently launched offerings that expand our total addressable market. Making Pet Healthcare More Affordable and Accessible Over the past few years, we have expanded our pet health and wellness offerings to include a wide spectrum of products and services which now include OTC medicine, vet diet, pharmacy, and, most recently, Petscriptions, Compounding and tele-health. Collectively, we call this still-expanding effort Chewy Health, which consumers and veterinarians are starting to recognize as a brand that delivers innovative solutions designed to improve the health of every pet and empower those who care for them. Within Chewy Health, we continue to gain traction with our recently launched innovations ”Connect with a Vet,” Compounding Pharmacy, and Petscriptions, which is our proprietary prescription management system for veterinarians. Recently, we enabled the “video chat” functionality for our proprietary tele- health solution and expanded its reach. “Connect with a Vet” is now available via text or video chat 7 days a week until 11 pm east coast time, 365 days a year, which provides important coverage on nights, weekends, and holidays when care is often difficult to find. These upgrades have significantly improved customer experience and are driving higher customer adoption of this service. Net promoter scores for “Connect with a Vet” remain strong and over 85 percent of customers who rated the service in first quarter 2021 gave us perfect 10-out-of-10 scores. Our Compounding Pharmacy business continues to expand as well. We now publish 1,800 compounding SKUs, serving dogs, cats, and horses. We also achieved a major milestone recently by earning our Pharmacy Compounding Accreditation Board accreditation, which is the gold standard for quality and safety compliance in the compounding industry. As planned, our entrance into compounding is improving customer access to pet health and wellness services and growing our customer base. Approximately two-thirds of our compounding customers are new to Chewy Health, including over 20 percent that are new to Chewy overall. As anticipated, compounding is also emerging as a strong recurring revenue driver, with over 60 percent of outbound shipments already going through Autoship. Close to 7,000 clinics and veterinarian partners are now utilizing our Petscriptions product to simplify and automate prescription management tasks with an intuitive, easy-to-use digital solution. This helps reduce friction, improve veterinarian efficiency, reduce in-clinic costs, and enhance customer experience for both the veterinarian and patient.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 8 Chewy Health is the only brand that blends technology and consumer innovation in pioneering modern pet health solutions for everyone. Our mission within Chewy Health is to make pet healthcare more affordable and accessible by developing value-added services and products that keep pet parents and veterinarians at the center of the equation. We are just getting started and will keep you updated on our progress. Making the World a Better Place for Pets and the Communities That Serve Them The same spirit that animates our quest to make pet healthcare more affordable and accessible also drives our charitable efforts through a program we call Chewy Gives Back. Chewy Gives Back operates under a mission to make the world a better place for pets and the communities that serve them. To this end, last year we made approximately $35 million of in-kind donations to shelters and rescues, providing them with the critical supplies they needed to perform their important work on the front lines. We are also excited about the recent launch of our nationwide Pet Adoption Service that enables millions of Chewy customers and “not-yet” Chewy-customers to discover and adopt a pet directly through Chewy’s website. As is the case with everything we do, we believe that customers will find this new service to be an engaging and bar-raising experience. Over 6,000 shelters and rescues have already signed up and the list continues to grow rapidly. The launch is supported with full “Wish-List” integration, which enables shelters and rescues to list their needed supplies on Chewy.com for customers to conveniently discover, donate, and have them shipped directly to the shelter. Our launch of the Pet Adoption Service and features such as “Wish List” again shows how our innovation with customers continues to extend to our partners and service community and is in complete harmony with our mission of being the most trusted and convenient destination for pet parents and partners everywhere. INVESTING IN OUR DISTRIBUTION NETWORK As our topline momentum continues, we are investing in our distribution network to stay ahead of the growth curve and enhance customer experience. At the end of first quarter 2021, we opened our 12th fulfillment center, located in Lewisberry, Pennsylvania. This facility primarily specializes in carrying our bulkier assortment items, like cat trees and dog crates and items that ship in their original containers. We are also pleased to share the news that we are expanding the capacity of our Phoenix, Arizona fulfillment center this summer and that we will open our 3rd automated fulfillment center, and 13th fulfillment center overall, in Reno, Nevada next year. This new facility, along with the Phoenix expansion, will further reduce ship times, improve customer experience, and help reduce costs. At the same time, as we prepare and ramp our network to handle the current and future momentum in our business, we are not immune to the labor shortages currently being faced across the country. Even with the $60 million of enhanced wages and benefits that we committed to last quarter, labor markets remain constrained, and it remains difficult to attract workers. In an attempt to fill job vacancies, companies across the U.S. continue to invest in higher wages and benefits. As these conditions persist, we may choose to commit an additional $30 million to recruiting and hiring incentives over the next two quarters. Although we expect these types of expenses to be temporary in nature, this ultimately depends on how labor markets respond to the end of extended unemployment benefits in September. While these higher costs may put near-term pressure on our ability to scale SG&A, we are increasingly confident that these investments in our workforce and automation will increase engagement, retention, and productivity over the long run.

Q1 Fiscal 2021 Financial Highlights

Chewy produced strong topline growth in the first quarter of 2021 and reached new highs for gross margin and adjusted EBITDA. Year over year, net sales grew 31.7 percent, gross margin expanded 420 basis points, and adjusted EBITDA increased to $77.4 million.

Net Sales

Net sales were $2.14 billion, a year-over-year increase of 31.7 percent. Key revenue drivers in the quarter were a 31.6 percent year-over-year increase in active customers and an 8.7 percent increase in NSPAC, to $388. Results were especially strong in the fastest growing segments of our catalog, which include hardgoods, proprietary brands, pharmacy, and specialty, which collectively grew net sales by 51.9 percent year over year.



($Millions)
$1,621
$1,700
$1,782
$2,043
$2,135
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21

Autoship Customer Sales

Autoship customer sales increased 34.4 percent year over year to $1.48 billion and represented 69.3 percent of total net sales, a 140 basis point year-over-year improvement. After temporarily declining in first quarter 2020 due to the large influx of new customers, penetration rates improved throughout 2020 and into 2021. Today, nearly half of our catalog is Autoship eligible, making this program increasingly attractive to our customers.



($Millions)
$1,101
$1,162
$1,233
$1,394
$1,480
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21

Gross Margin

Gross margin improved 420 basis points year over year to 27.6 percent. Approximately half of this improvement came from our efforts to improve customer engagement and drive structural business improvements. The rest of the improvement came from normalizing freight and logistics costs compared to the peak-pandemic investments we made last year to protect customer experience and the muted pricing and promotional environment.



20.2%
23.6%
25.5%
23.4%
27.6%
FY'18
FY'19
FY'20
Q1'20
Q1'21

NOTE: Gross Margin is defined as Gross Profit divided by Net Sales.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 9

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 10 First-quarter net income was $38.7 million compared to a net loss of $47.9 million in first quarter 2020, reflecting growing sales, gross margin expansion, and a reduction in share-based compensation and related tax expense. First quarter 2021 share-based compensation and related tax expense was $24.8 million compared to $42.3 million in first quarter 2020. Net margin was 1.8 percent, a 480 basis point improvement over the same period last year. Net Income (Loss) First-quarter adjusted EBITDA was $77.4 million, an increase of $73.9 million year over year, and adjusted EBITDA margin improved 340 basis points year over year to 3.6 percent. Net sales growth and expanding gross margin led to improved flowthrough. Despite supply chain and labor market headwinds, our first quarter adjusted EBITDA was greater than our full- year 2020 adjusted EBITDA result (excluding the $15.9 million benefit from the release of a non-income tax reserve that we reported in fourth quarter 2020). Adjusted EBITDA(1) First-quarter net cash provided by operating activities was $98.4 million, compared to $20.7 million last year. The positive operating cash in the quarter was a function of profitability momentum and favorable working capital management. First quarter 2021 working capital reflects a temporary reduction in inventory levels versus the end of 2020. Net Cash Provided by (Used in) Operating Activities ($Millions) ($Millions) ($Millions) (1) Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 11 Free cash flow was positive $59.5 million for the first quarter of 2021 compared to negative $21.8 million for the first quarter of 2020. Free cash flow included $98.4 million of cash provided by operating activities and $38.9 million of cash used for capital investments. Capital investments focused on expanding our distribution capacity, including continued build-out in Archbald, PA, opening our latest facility in Lewisberry, PA, and advance work on our second automated facility in Kansas City, MO. We will host a conference call and earnings webcast at 5:00 pm Eastern time today to discuss these results. Investors and participants can access the call by dialing (866) 270-1533 in the U.S. or (412) 317-0797 internationally, using the conference code 10156829. A live webcast will also be available on Chewy’s investor relations website at investor.chewy.com. Thank you for taking the time to review our letter, and we look forward to your questions on our call this afternoon. Sincerely, Sumit Singh, CEO Free Cash Flow(1) Media Contact: Diane Pelkey dpelkey@chewy.com Investor Contact: Robert A. LaFleur ir@chewy.com Closing ($Millions) Mario Marte, CFO (1) Free cash flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 12 Condensed Consolidated Balance Sheets Chewy, Inc. (in thousands, except share and per share data) As of May 2, January 31, 2021 2021 Assets (Unaudited) Current assets: Cash and cash equivalents $ 637,525 $ 563,345 Accounts receivable 117,565 100,699 Inventories 490,887 513,304 Prepaid expenses and other current assets 71,234 49,430 Total current assets 1,317,211 1,226,778 Property and equipment, net 233,556 210,017 Operating lease right-of-use assets 339,056 297,213 Other non-current assets 8,703 6,902 Total assets $ 1,898,526 $ 1,740,910 Liabilities and stockholders’ equity (deficit) Current liabilities: Trade accounts payable $ 804,523 $ 778,365 Accrued expenses and other current liabilities 620,463 602,497 Total current liabilities 1,424,986 1,380,862 Operating lease liabilities 371,464 328,231 Other long-term liabilities 33,054 33,821 Total liabilities 1,829,504 1,742,914 Stockholders’ equity (deficit): Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding as of May 2, 2021 and January 31, 2021 — — Class A common stock, $0.01 par value per share, 1,500,000,000 shares authorized, 104,207,247 and 97,708,518 shares issued and outstanding as of May 2, 2021 and January 31, 2021, respectively 1,042 977 Class B common stock, $0.01 par value per share, 395,000,000 shares authorized, 311,188,356 and 317,338,356 shares issued and outstanding as of May 2, 2021 and January 31, 2021, respectively 3,112 3,173 Additional paid-in capital 1,963,107 1,930,804 Accumulated deficit (1,898,239) (1,936,958) Total stockholders’ equity (deficit) 69,022 (2,004) Total liabilities and stockholders’ equity (deficit) $ 1,898,526 $ 1,740,910 Chewy, Inc.

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 13 Chewy, Inc. Condensed Consolidated Statements of Operations Chewy, Inc. (in thousands, except per share data. Unaudited) 13 Weeks Ended May 2, 2021 May 3, 2020 Net sales $ 2,135,178 $ 1,621,393 Cost of goods sold 1,545,402 1,242,684 Gross profit 589,776 378,709 Operating expenses: Selling, general and administrative 406,220 320,057 Advertising and marketing 144,435 106,138 Total operating expenses 550,655 426,195 Income (loss) from operations 39,121 (47,486) Interest expense, net (402) (384) Income (loss) before income tax provision 38,719 (47,870) Income tax provision — — Net income (loss) $ 38,719 $ (47,870) Net income (loss) per share attributable to common Class A and Class B stockholders, basic $ 0.09 $ (0.12) Net income (loss) per share attributable to common Class A and Class B stockholders, diluted $ 0.09 $ (0.12) Weighted average common shares used in computing net income (loss) per share attributable to common Class A and Class B stockholders, basic 415,248 401,405 Weighted average common shares used in computing net income (loss) per share attributable to common Class A and Class B stockholders, diluted 427,597 401,405

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 14 Condensed Consolidated Statements of Cash Flows Chewy, Inc. (in thousands, Unaudited) 13 Weeks Ended May 2, 2021 May 3, 2020 Cash flows from operating activities Net income (loss) $ 38,719 $ (47,870) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 11,426 7,253 Share-based compensation expense 23,106 42,229 Non-cash lease expense 8,365 5,092 Other 87 386 Net change in operating assets and liabilities: Accounts receivable (16,866) (17,615) Inventories 22,417 (130,948) Prepaid expenses and other current assets (27,653) 1,366 Other non-current assets (1,874) 680 Trade accounts payable 26,158 99,814 Accrued expenses and other current liabilities 20,535 59,008 Operating lease liabilities (5,223) (3,873) Other long-term liabilities (831) 5,223 Net cash provided by operating activities 98,366 20,745 Cash flows from investing activities Capital expenditures (38,882) (42,578) Cash advances provided to PetSmart, net of reimbursements — 2,114 Net cash used in investing activities (38,882) (40,464) Cash flows from financing activities Proceeds from tax sharing agreement with PetSmart 14,968 — Contribution from PetSmart — 325 Principal repayments of finance lease obligations (272) (160) Net cash provided by financing activities 14,696 165 Net increase (decrease) in cash and cash equivalents 74,180 (19,554) Cash and cash equivalents, as of beginning of period 563,345 212,088 Cash and cash equivalents, as of end of period $ 637,525 $ 192,534

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 15 Chewy, Inc. Non-GAAP Financial Measures Adjusted EBITDA and Adjusted EBITDA Margin To provide investors with additional information regarding our financial results, we disclose adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization; share-based compensation expense and related taxes; income tax provision; interest income (expense), net; management fee expense; transaction related costs; and litigation matters and other items that we do not consider representative of our underlying operations. We have provided a reconciliation below of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. We include adjusted EBITDA because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non- cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We believe it is useful to exclude non-cash charges, such as depreciation and amortization, share-based compensation expense and management fee expense from our adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax provision; interest income (expense), net; transaction related costs; and litigation matters and other items which are not components of our core business operations. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures; • adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy; • adjusted EBITDA does not reflect interest income (expense), net; or changes in, or cash requirements for, our working capital; • adjusted EBITDA does not reflect transaction related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or planned transaction and include litigation matters, integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems; and • other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net income (loss), net margin, and our other GAAP results.

The following table presents a reconciliation of net income (loss) to adjusted EBITDA for each of the periods indicated.

($ in thousands, except percentages)	13 Weeks Ended	
Reconciliation of Net Income (Loss) to Adjusted EBITDA	**May 2, 2021**	**May 3, 2020**
Net income (loss)	$ 38,719	$ (47,870)
Add (deduct):		
Depreciation and amortization	11,426	7,253
Share-based compensation expense and related taxes	24,772	42,341
Interest expense, net	402	384
Management fee expense[(1)]	—	325
Transaction related costs	831	—
Other	1,204	1,010
Adjusted EBITDA	$ 77,354	$ 3,443
Net sales	$ 2,135,178	$ 1,621,393
Net margin	*1.8 %*	*(3.0)%*
Adjusted EBITDA margin	*3.6 %*	*0.2 %*

(1) Management fee expense allocated to us by PetSmart LLC for organizational oversight and certain limited corporate functions provided by its sponsors. Although we are not a party to the agreement governing the management fee, this management fee is reflected as an expense in our condensed consolidated financial statements during the thirteen weeks ended May 3, 2020.

We define net margin as net income (loss) divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Free Cash Flow

To provide investors with additional information regarding our financial results, we also disclose free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment, including servers and networking equipment, capitalization of labor related to our website, mobile applications, and software development, and leasehold improvements). We have provided a reconciliation below of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

We include free cash flow because it is an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated.

($ in thousands)	13 Weeks Ended	
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	**May 2, 2021**	**May 3, 2020**
Net cash provided by operating activities	$ 98,366	$ 20,745
Deduct:		
Capital expenditures	(38,882)	(42,578)
Free Cash Flow	$ 59,484	$ (21,833)

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders

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Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 17 Fiscal Second Quarter 2021 Guidance Market, Ranking and Other Industry Data In this communication we refer to information regarding market data obtained from internal sources, market research, publicly available information, and industry publications. Estimates are inherently uncertain, involve risks and uncertainties, and are subject to change based on various factors, including those discussed in the section titled “Forward-Looking Statements” and the “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. We believe that these sources and estimates are reliable as of the date of this communication but have not independently verified them and cannot guarantee their accuracy or completeness. We have not reconciled our adjusted EBITDA outlook to GAAP net income (loss) because we do not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net, and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted, we are unable to provide a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure. However, such items could have a significant impact on GAAP net income (loss). Fiscal Year 2021 Guidance Adjusted EBITDA Margin (1) (1) Adjusted EBITDA and adjusted EBITDA Margin are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures. It remains important to note that conditions surrounding COVID-19 remain unpredictable and risks still remain. See the section titled “Forward-Looking Statements” and the “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. 80 to 120 basis point improvement year over year Net Sales $2.15 billion - $2.17 billion 26% to 28% year-over-year growth Net Sales $8.9 billion - $9.0 billion 25% to 26% year-over-year growth Free cash flow may be affected in the near to medium term by the timing of capital investments (such as the launch of new fulfillment centers, customer service centers, and corporate offices and purchases of IT and other equipment), fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover. Guidance Fiscal 2021 continues to be a busy and exciting year for Chewy. Our strategy remains intact, demand remains strong, and we remain bullish about our future and our ability to maintain our pace of execution. At the same time, as we continue to ramp up our fulfillment network to handle expected growth, we are not immune to the labor shortages currently being faced across the country. Nor are we immune to the supply chain challenges that are causing elevated out-of-stock issues across the retail landscape. Yet, as we net the tailwinds and headwinds against each other, our outlook still comes out more positive than it was when we gave our first 2021 guidance in March. As such, we are raising our 2021 guidance as follows:

Chewy, Inc. | Q1 Fiscal 2021 Letter to Shareholders 18 Forward-Looking Statements This communication contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this communication, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning our ability to: successfully manage risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services, and operations; sustain our recent growth rates and manage our growth effectively; acquire new customers in a cost-effective manner and increase our net sales per active customer; accurately predict economic conditions, particularly the impact on economic conditions of the spread of COVID-19 and their impact on consumer spending patterns, particularly in the pet products market, and accurately forecast net sales and appropriately plan our expenses in the future; introduce new products or offerings and improve existing products; successfully compete in the pet products and services retail industry, especially in the e-commerce sector; source additional, or strengthen our existing relationships with, suppliers; negotiate acceptable pricing and other terms with third-party service providers, suppliers and outsourcing partners and maintain our relationships with such entities; optimize, operate and manage the expansion of the capacity of our fulfillment centers including risks from the spread of COVID-19 relating to our plans to expand capacity and develop new facilities; provide our customers with a cost-effective platform that is able to respond and adapt to rapid changes in technology; maintain adequate cybersecurity with respect to our systems and ensure that our third-party service providers do the same with respect to their systems; successfully manufacture and sell our own proprietary brand products; maintain consumer confidence in the safety and quality of our vendor-supplied and proprietary brand food products and hardgood products; comply with existing or future laws and regulations in a cost-efficient manner; attract, develop, motivate and retain well-qualified employees; and adequately protect our intellectual property rights and successfully defend ourselves against any intellectual property infringement claims or other allegations that we may be subject to. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this communication primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly-changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this communication. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.